Gries & Associates, LLC

Certified Public Accountants

501 S. Cherry Street Ste 1100

Denver, Colorado 80246

February 20, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Petro USA, Inc. (the Company) and issued financial statements for the years ended June 30, 2023 and 2022. On February 20, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 20, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado PCAOB # 6778 February 20, 2024

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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